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                                                          December 4, 2001



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated,
Bear, Stearns & Co. Inc.
First Union Securities, Inc.
   as Representative(s) of the several
   Underwriters to be named in the
   within-mentioned Purchase Agreement
c/o  Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
North Tower
World Financial Center
New York, New York  10281-1209


         Re:  Proposed Public Offering by Armor Holdings Inc.
              -----------------------------------------------

Dear Sirs:

         The undersigned, Warren B. Kanders, a director of Armor Holdings, Inc., a Delaware corporation (the "Company"), together with Kanders Florida Holdings, Inc., a stockholder of the company, understand that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") Bear, Stearns & Co. Inc. ("Bear Stearns"), and First Union Securities, Inc. ("First Union") propose to enter into a Purchase Agreement (the "Purchase Agreement") with the Company and the Selling Shareholders providing for the public offering of shares (the "Securities") of the Company's common stock, par value $0.01 per share (the "Common Stock"). In recognition of the benefit that such an offering will confer upon the undersigned, Warren B. Kanders, as a director of the Company, and Kanders Holdings, Inc., as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree with each underwriter to be named in the Purchase Agreement that, during a period of 90 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, other than pursuant to the (i) Purchase Agreement, (ii) receipt of stock options from the Company, or (iii) exercise of the Company's stock options (but not sale of shares underlying such options), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned have or hereafter acquire the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any



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such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing, the restrictions of this letter agreement shall not be applicable for up to an aggregate of 15,000 shares of Common Stock, which the undersigned will be permitted to transfer by gift; provided, however, that any transferee shall enter into a letter agreement with restrictions on the sale and disposition of such Common Stock substantially identical to the provisions hereof.




                                           Very truly yours,



                                           Signature:
                                                     ---------------------------
                                           Print Name:  Warren B. Kanders




                                           Kanders Florida Holdings, Inc.




                                           Signature:
                                                     ---------------------------
                                           By: Warren B. Kanders